Exhibit 99.1

Catalyst Pharmaceuticals Reports First Quarter 2026 Financial Results

Delivered Q1 2026 Total Revenues of $149.4 Million

Results include 28% YoY Increase in Net Product Revenues from FIRDAPSE® & AGAMREE®

Reported Cash and Cash Equivalents of $755.9 Million and No Funded Debt as of March 31, 2026

CORAL GABLES, Fla., - May 11, 2026 - Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX), today reported financial results for the first quarter of 2026 and provided a business update.

Financial Highlights

For the Three Months Ended March 31,	2026	2025	% Change
(In thousands, except per share data)
Product Revenue, net	$149,343	$141,400	5.6%
FIRDAPSE Product Revenue, net	$98,859	$83,731	18.1%
AGAMREE Product Revenue, net	$36,713	$22,042	66.6%
FYCOMPA Product Revenue, net	$13,771	$35,627	(61.3%)
GAAP Net Income	$63,734	$56,737	12.3%
Non-GAAP Net Income *	$100,262	$86,596	15.8%
GAAP Net Income Per Share - Basic	$0.52	$0.47	10.6%
Non-GAAP Net Income Per Share – Basic*	$0.82	$0.71	15.5%
GAAP Net Income Per Share – Diluted	$0.50	$0.45	11.1%
Non-GAAP Net Income Per Share – Diluted*	$0.79	$0.68	16.2%

As of March 31, 2026 and December 31, 2025
(In thousands)
Cash and Cash Equivalents	$755,859	$709,171	6.6%

*

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measures presented in this press release provide investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP accounting. Further, non-GAAP measures of net income used by Catalyst may be different from and not directly comparable to similarly titled measures used by other companies.

First Quarter 2026 Financial Highlights

The Company delivered strong first quarter 2026 results.

•	Total Q1 2026 product revenue, net was $149.3 million, a 5.6% year-over-year increase. Promoted products, FIRDAPSE® & AGAMREE®, totaled $135.6 million, a 28.2% year-over-year increase.

•	FIRDAPSE Q1 2026 product revenue, net was $98.9 million, an 18.1% year-over-year increase, primarily driven by increases in sales volumes.

•

AGAMREE Q1 2026 product revenue, net was $36.7 million, compared to product revenue, net of $22.0 million in Q1 2025. The results underscore continued sales volume growth and increasing prescriber engagement.

•	FYCOMPA® Q1 2026 product revenue, net was $13.8 million, a 61.3% year-over-year decrease following loss of exclusivity in 2025.

First Quarter 2026 Additional Financial Results

Cost of sales: Cost of sales for the first quarter of 2026 was $14.5 million, compared to $17.9 million in the first quarter of 2025. In addition to the reductions to FIRDAPSE royalties that occurred at the end of 2025, in January 2026, the Company completed seven years from the date of first commercial sale of FIRDAPSE in the U.S. On that date, the royalty on net U.S. sales that the Company previously paid to Catalyst’s licensor at a tiered rate of 7% to 10% of net U.S. sales of FIRDAPSE expired. Also, on January 1, 2026, as part of the Company’s acquisition and license agreement regarding RUZURGI® (amifampridine) with Jacobus, the royalty rate the Company pays Jacobus on net U.S. sales of any amifampridine product increased from 1.5% to 2.5%. As a result, the overall royalty rate that the Company pays to its upstream licensors for net U.S. sales of FIRDAPSE is 6%, which is down from a previous maximum rate of 18.5%.

Royalties on AGAMREE include a base royalty of 7% of net sales up to $250 million with additional increases as net sales increase. This base royalty is due to the Company’s licensor, which reflects obligations owed by the licensor to its upstream licensors as well as an additional royalty of 7% of net sales in excess of $100 million and up to $200 million with additional increases as net sales increase. This additional royalty is due to the licensor under the Company’s agreement.

Research and development expenses: Research and development expenses for the first quarter of 2026 were $2.7 million, compared to $3.9 million in the first quarter of 2025.

Selling, general, and administrative expenses: Selling, general, and administrative (SG&A) expenses for the first quarter of 2026 were $49.3 million, compared to $46.9 million in the first quarter of 2025.

Amortization of intangible assets: Amortization of intangible assets for the first quarter of 2026 were $9.7 million, compared to $9.3 million in the first quarter of 2025.

Operating income: Operating income for the first quarter of 2026 was $73.2 million, compared to $63.4 million in the first quarter of 2025, representing an increase of approximately 15.6%.

GAAP net income: GAAP net income for the first quarter of 2026 was $63.7 million ($0.52 per basic and $0.50 per diluted share), compared to GAAP net income of $56.7 million ($0.47 per basic and $0.45 per diluted share) in the first quarter of 2025.

Non-GAAP net income: Non-GAAP net income for the first quarter of 2026 was $100.3 million ($0.82 per basic and $0.79 per diluted share), compared to non-GAAP net income of $86.6 million ($0.71 per basic and $0.68 per diluted share) in the first quarter of 2025. Non-GAAP net income for all periods excludes from net income stock-based compensation, depreciation, amortization of intangible assets, and the income tax provision.

Tax rate: The Company’s effective income tax rate was 24.3% and 20.4% for the three months ended March 31, 2026, and 2025, respectively. Differences in the effective tax and the statutory federal income tax rate of 21% are driven by state income taxes and anticipated annual permanent differences offset by equity compensation deductions.

Cash and cash equivalents: Cash and cash equivalents were $755.9 million as of March 31, 2026.

The Company’s Form 10-Q for the first quarter of 2026, filed with the U.S. Securities and Exchange Commission on May 11, 2026, provides more detailed financial information and analysis of our financial condition and results of operations.

Business Outlook and Conference Call

In light of the Company’s May 7, 2026 announcement, Catalyst will not be providing forward-looking guidance or updates to previously issued guidance. In addition, the Company will not host an earnings conference call or webcast reporting on its first quarter 2026 results.

About Catalyst Pharmaceuticals, Inc.

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX), is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence, which remains the cornerstone of our commercial strategy, while continuously evaluating strategic opportunities to expand our global footprint. Catalyst, headquartered in Coral Gables, Fla., has been recognized by Forbes as one of America’s Most Successful Company in 2023, 2024, and 2025, and on the 2025 Deloitte Technology Fast 500™ list as one of North America’s Fastest-Growing Companies.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Catalyst will continue to be profitable and cash flow positive in 2026 and beyond, (ii) whether Catalyst will complete any acquisitions of additional products, and the timing of any such acquisitions, and (iii) those factors described in Catalyst’s Annual Report on Form 10-K for the 2025 fiscal year, Catalyst’s Current Report on Form 8-K filed on May 7, 2026, Catalyst’s Quarterly Report on Form 10-Q for the first quarter of 2026, and its subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2026	2025
Revenues:
Product revenue, net	$149,343	$141,400
License and other revenue	47	21

Total revenues	149,390	141,421

Operating costs and expenses:
Cost of sales (a)	14,475	17,911
Research and development	2,661	3,887
Selling, general and administrative (a)	49,319	46,911
Amortization of intangible assets	9,703	9,345

Total operating costs and expenses	76,158	78,054

Operating income	73,232	63,367
Other income, net	10,997	7,919

Net income before income taxes	84,229	71,286
Income tax provision	20,495	14,549

Net income	$63,734	$56,737

Net income per share:
Basic	$0.52	$0.47

Diluted	$0.50	$0.45

Weighted average shares outstanding:	122,254,171	121,472,468

Basic
Diluted	126,903,391	126,957,982

(a)	exclusive of amortization of intangible assets

CATALYST PHARMACEUTICALS, INC.

RECONCILIATION OF NON-GAAP METRICS (unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2026	2025
GAAP net income	$63,734	$56,737
Non-GAAP adjustments:
Stock-based compensation expense	6,260	5,850
Depreciation	70	115
Amortization of intangible assets	9,703	9,345
Income tax provision	20,495	14,549

Non-GAAP net income	$100,262	$86,596

Non-GAAP net income per share:
Basic	$0.82	$0.71

Diluted	$0.79	$0.68

Weighted average shares outstanding:
Basic	122,254,171	121,472,468

Diluted	126,903,391	126,957,982

CATALYST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$755,859	$709,171
Accounts receivable, net	130,834	126,477
Inventory	34,930	37,166
Prepaid expenses and other current assets	18,767	21,216

Total current assets	940,390	894,030
Operating lease right-of-use asset, net	1,858	1,935
Property and equipment, net	994	1,037
License and acquired intangibles, net	121,971	131,674
Deferred tax assets, net	55,111	52,767
Investment in equity securities	27,286	22,536

Total assets	$1,147,610	$1,103,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,151	$11,202
Accrued expenses and other liabilities	125,247	135,950

Total current liabilities	132,398	147,152
Operating lease liability, net of current portion	2,235	2,350
Other non-current liabilities	280	209

Total liabilities	134,913	149,711
Total stockholders’ equity	1,012,697	954,268

Total liabilities and stockholders’ equity	$1,147,610	$1,103,979

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Melissa Kendis, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

IR@catalystpharma.com

Media Contact

Jed Repko / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449